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                     September 15, 2020

       Tonya Robinson
       Chief Financial Officer
       Texas Roadhouse, Inc.
       6040 Dutchmans Lane, Suite 200
       Louisville, Kentucky 40205

                                                        Re: Texas Roadhouse,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 000-50972

       Dear Ms. Robinson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services